July 12, 1999



Mr. B. Robert Rubin, Partner
PricewaterhouseCoopers LLP
One Post Office Square
Boston, Massachusetts 02109

Dear Mr. Rubin:

     On June 3, 1999, the Audit and Pricing Committee of the Putnam funds listed on the attached Exhibit 1 voted to recommend to the Trustees not to retain PricewaterhouseCoopers LLP as the independent accountants for such funds. The Trustees are expected to consider this recommendation at their upcoming meeting in July.

     In accordance with the requirements of Item 304 of Regulation S-K, please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating your agreement with the following:

     1. On June 3, 1999, the Audit and Pricing Committee of the Putnam funds specified on Exhibit 1 voted not to retain PricewaterhouseCoopers LLP as the funds' independent accountants. The Trustees are expected to consider this recommendation at their upcoming meeting in July.

     2. PricewaterhouseCoopers LLP's reports on the funds' financial statements for fiscal years ended in 1997 and 1998 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

     3. During the funds' fiscal years ended in 1997 and 1998, and through the date hereof, (i) there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements,




                                               July 12, 1999

                              -2-

Mr. B. Robert Rubin, Partner

          if not resolved to the satisfaction of
          PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years and (ii) there were no "reportable events" as defined in paragraph (a)
          (l) (v) of item 304 of Regulation S-K.

     A copy of your letter will be filed with the Securities and Exchange Commission along with this letter as an exhibit to each fund's next form N-SAR (in accordance with Sub-Item
77k of form N-SAR).

                              Sincerely,



                              /s/ John D. Hughes
                                   Treasurer of The Putnam
Funds





























                          Exhibit 1

Trust/Fund                         1940 Act    1933 Act
                                   SEC File No:   Sec File
No:

Putnam Growth Opportunities Fund   811-7237    33-56339

Putnam Investors Fund              811-159     2-10783

Putnam Premier Income Trust        811-5452    33-19648

Putnam Research Fund               811-7237    33-56339

Putnam California Tax Exempt Income Fund       811-3630
2-81011

Putnam California Tax Exempt Money Market      811-5333
33-17211
Fund

Putnam Asia Pacific Growth Fund    811-6202    33-37528

Putnam Tax Exempt Income Fund      811-2675    2-57165

Putnam Convertible Income-Growth Trust         811-2280
2-43384

Putnam Global Growth Fund          811-1403    2-25258

Putnam Income Fund                 811-653     2-11147

Putnam Managed Municipal Income Trust          811-5740
33-26292

Putnam Master Income Trust         811-5375    33-18169

Putnam Equity Income Fund          811-2742    2-58869

Putnam Growth & Income Fund II     811-7223    33-55979

Putnam High Yield Advantage Fund   811-4616    33-2710

Putnam Intermediate U.S. Government Income     811-6257
33-37991
Fund

Putnam Investment Grade Municipal Trust        811-5901
33-30934